EXHIBIT 99.2

National Technical Systems, Inc. (NTSC)

F2Q08 Earnings Call

September 15, 2008 1:00 pm ET

Executives

Arthur Woods - Investor Relations

William C. McGinnis - President, Chief Executive Officer, Director

Raffy Lorentzian - Chief Financial Officer, Senior Vice President

Analysts

David Gabai - Analyst

Presentation

Operator

Ladies and gentlemen, thank you for standing by and welcome to the National Technical Systems announce date for fiscal year 2009 second quarter earnings conference call. (Operator Instructions) I would now like to turn the conference over to Mr. Arthur Woods. Please go ahead.

Arthur Woods

Good day. My name is Arthur Woods and I’ll be the moderator for today’s presentation, which is being recorded and will be accessible for 90 days via the company’s website, www.ntscorp.com. Thank you for your interest in National Technical Systems. With me today are the President and Chief Executive Officer of the company, Bill McGinnis, and Raffy Lorentzian, Chief Financial Officer. Mr. McGinnis and Mr. Lorentzian are going to discuss the company’s financial results for its fiscal second quarter of 2009 period ended July 31, 2008. At the conclusion of the prepared remarks, we will open the conference for questions.

In compliance with SEC requirements, I must read the following statement: forward-looking statements -- certain matters discussed during this conference call will include forward-looking statements within the meaning of Section 21(E) of the United States Securities and Exchange Act of 1934 as amended. All statements regarding potential results and future plans and objectives of the company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

Important factors that could cause actual results to differ materially from the company’s expectations include, but are not limited to, those factors that are disclosed under the heading risk factors and elsewhere in the company’s documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities.

Forward-looking statements made during today’s call are only made as of the date of this conference call and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Gentlemen, please proceed.

William C. McGinnis

Thank you, Arthur and thank you for joining us this morning. I will make a few comments related to the business and then turn it over to Raffy for a detailed financial presentation.

I am very pleased with the second quarter results and the six-month year-to-date results. Net income for the quarter increased 46.8% and net income for the six months increased 36.5%. We are accomplishing these results by effectively executing our strategy to grow organically and also through acquisitions. The Elliott Lab acquisition announced last quarter has been effectively integrated and is performing extremely well. The Wichita acquisition announced at the end of last year had a very strong second quarter due to an increased demand for body armor testing and is expected to continue to perform extremely well.

We also experienced strong financial performance in many of our laboratories, particularly in Massachusetts and California due to the continued strong demand for aerospace systems and component testing. We anticipate the aerospace demand will remain strong for the foreseeable future.

The Technical Resources group also achieved an improvement in revenues and operating income resulting from our cost-cutting measures and increased demand for engineering resources. The company continues to invest development dollars mainly in sales and marketing to reposition the technical resources group as a provider of engineering services versus traditional IT services. We believe this strategy will support our organic growth initiative by allowing us to service our current engineering and evaluation clients as they start to outsource product development activities. NTS’ desire is to become a full-service supplier, supporting customer needs from product concept and product development through product testing compliance.

At this point in time, I will turn it over to Raffy for a financial overview. Raffy.

Raffy Lorentzian

Thanks, Bill. I’ll start with a three-month review of the numbers. For the quarter ended July 31, 2008, revenues increased by 16% to $36 million in this quarter, compared to $31 million in the same quarter last year, while net income increased by 46.8% to $1,130,000 in this quarter compared to $770,000 in the same quarter last year. The corresponding earnings per share on a diluted basis increased to $0.12 per share in the current quarter from $0.08 per share in the same quarter last year.

Our engineering and evaluation segment revenues grew by 19.3% to $27.2 million in this quarter, compared to $22.8 million in the same quarter last year. Approximately $2.7 million of this increase in revenues, or 11.9%, were generated from new acquisitions. Our organic growth was 7.4%, primarily due to the increase in the aerospace and power product revenues.

Our technical solutions segment revenues grew by 7.1% to $8.8 million. Our total gross profit increased by 19.5% to $9.7 million. Gross profit as a percentage of revenues grew by 0.8% to 27% from 26.2%.

Selling and G&A expenses increased by 14.6% to $7.2 million, primarily from the increased revenues and additional costs related to the development of the engineering services group and amortization expense related to the new acquisitions.

Operating income increased by 36.9% to $2.5 million.

Interest expense increased from $478,000 to $575,000. This was primarily due to additional borrowings for the U.S.T.L. and Elliott Labs acquisitions, partially offset by lower interest rates.

Income before income taxes and minority interest increased by 48.3% to $1,983,000 in this quarter, compared to $1,337,000 in the same quarter last year. Our total income tax rate was about the same for both periods at around 41%. Our net income increased by 46.8% to $1,130,000 from $770,000; and again, earnings per share, $0.12 compared to $0.08 per share in the same quarter last year.

Now I’ll do a quick review of the six-month results -- revenues for the six months increased by 11.4% to $67.7 million, compared to $60.8 in the same period last year. Our engineering and evaluation segment revenues grew by 14.2% to $50.5 million compared to $44.2 million in the same period last year. Approximately $3.7 million, or 8.3% of this increase, was from new acquisitions. Our organic growth for the six-month period was 6%.

Our technical solutions segment revenues grew by 3.7% for the six months to $17.2 million. Our total gross profit increased by 14.8% to $17.4 million. Gross profit as a percentage of revenues grew to 25.7% from 24.9%.

Selling and G&A expenses increased by 10.3% to $13.3 million. Operating income increased by 29.6% to $4.1 million. Interest expense from $932,000 to $1,098,000, again due to additional borrowings for the U.S.T.L. and Elliott Labs acquisitions.

Income before income taxes and minority interest increased by 37.3% to $3,197,000 in this period, compared to $2,328,000 the same period last year.

Our net income increased by 36.5% to $1,858,000 from $1,361,000, and diluted earnings per share increased to $0.20 per share in the current period from $0.15 per share in the same period last year. And still our balance sheet remains strong, with approximately $3.4 million in cash, $104 million in total assets, and $41.7 million in shareholders equity. And orders also remain strong -- our backlog is at a record high at $46.3 million at July 31/08, compared to $40.9 million at July 31/07.

The 10-Q will be filed later today and back to you, Bill.

William C. McGinnis

Thanks, Raffy. Arthur, why don’t we go back to you for Q&A?

Question-and-Answer Session

Operator

(Operator Instructions) We have a question from the line of David [Gabai]. Please go ahead.

David Gabai - Analyst

I’ve got two quick questions. First off, you guys keep mentioning these asset numbers. I know -- I don’t know if it was last conference call or maybe two ago, you mentioned you had $83 million in equipment. You just said what, $103 million in assets? So what does that mean? Does that include all the real estate holdings or what?

Raffy Lorentzian

Well, it includes all our assets. In addition, we had the new acquisition of Elliott Labs, and so we acquired some assets from Elliott Labs and plus additionally, it includes all our intangibles and good will, so this is a total asset number.

David Gabai - Analyst

Okay, so obviously -- I mean, straight division, you’re still looking at about 11.5 a share on that number but I don’t know what it really means, but obviously we continue to be undervalued.

So as far as earnings go, I just want to ask a quick question, which is do you see this growth rate continuing through the year? I know you are talking about busy and increased demand. I’m assuming then that’s going to translate into continued increased earnings and I wondered if you can comment on what you foresee for the next quarter and the year.

William C. McGinnis

Well, I hope you are right, David. We see the aerospace market, as I mentioned earlier, really staying strong, so I think that should stay stable or increase for the foreseeable future. We actually see a pick-up in the commercial nuclear industry and we see that in the future as positive. I think the key here is we are investing money into -- from servicing our client from a concept and a product development area and as we continue to do that, we hope to see some revenue increases from that activity.

To kind of offset that, we still see some weakness in the automotive industry but that’s nothing new and we anticipate that to continue for the future.

And I think, or I’m anticipating an actual increase in revenues from our defense business, specifically related to munitions and ordinance activity, so we’ll continue to push hard to grow the company organically. I think we’ve got some pretty favorable markets and we are going to continue to pursue some acquisition activities and that certainly should add to the financial performance of the company.

David Gabai - Analyst

Great.

William C. McGinnis

Thank you, sir.

Operator

(Operator Instructions) Arthur, I’m showing that we have no further questions at this time.

Arthur Woods

Okay. Bill, do you have any concluding remarks?

William C. McGinnis

Well, kind of just a take on what I just said. We continue to have good financial performance. We’ve had a number of good quarters in a row and as the markets continue to be favorable, especially the defense and aerospace markets and we continue to hopefully execute on a few additional activities in the near future. I think NTS is strong and should remain strong financially for the foreseeable future. So we’re pretty excited about our opportunities.

I guess with that, Arthur, I guess we can close it. I just really want to thank everybody for joining us this morning and we look forward to talking with you in the near future.

Arthur Woods

Thanks very much.

Operator

That does conclude our conference for today. Thank you for your participation. You may now disconnect.

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